EXHIBIT A

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A common stock, par value $0.001 per share, of loanDepot, Inc. (this “Agreement”), is being filed, and all amendments thereto will be filed by PCP Managers GP, LLC, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 11, 2022

PCP MANAGERS GP, LLC

By:	/s/ Brian P. Golson
Name: Brian P. Golson
Title: Managing Member

By:	/s/ Brian P. Golson
Name: Brian P. Golson

By:	/s/ David J. Ament
Name: David J. Ament